Exhibit 99.1

NEWS RELEASE

Enbridge Inc. and Enbridge Income Fund Holdings Inc. Complete Plan of Arrangement

CALGARY, Alberta, November 8, 2018 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge) and Enbridge Income Fund Holdings Inc. (TSX: ENF) (ENF or the Company) today completed the previously announced plan of arrangement (the Arrangement). The Arrangement involved the acquisition by Enbridge of all of the issued and outstanding ENF shares not already owned by Enbridge, resulting in ENF becoming a wholly-owned subsidiary of Enbridge.

Effective today, ENF shareholders are entitled to receive, for each ENF share held, 0.7350 of a common share of Enbridge and a cash payment of $0.45. In addition, each ENF shareholder who continues to hold their Enbridge shares on November 15, 2018 will receive, as an Enbridge shareholder, Enbridge’s fourth quarter dividend, declared in the amount of $0.67100 per common share of Enbridge, payable on December 1, 2018 to Enbridge shareholders of record on November 15, 2018. Each ENF shareholder will also receive the ENF dividend in the amount of $0.1883 per ENF share, payable on November 15, 2018 to ENF shareholders of record on October 31, 2018.

The Arrangement was approved by ENF shareholders at a special shareholders meeting held on November 6, 2018 (Meeting) and by the Court of Queen’s Bench of Alberta.

The ENF shares will be delisted from the Toronto Stock Exchange. Common shares of Enbridge will continue to trade on both the New York Stock Exchange and the Toronto Stock Exchange under the symbol “ENB”.

If you are a registered ENF shareholder, to receive your Enbridge shares and cash payment, you must properly submit your Letter of Transmittal and Election Form (including tendering your share certificate(s)), which accompanied the Meeting materials, to AST Trust Company (Canada), the depositary under the Arrangement. If you are not a registered ENF shareholder, your ENF shares will be automatically exchanged for Enbridge shares and cash without further action on your part. Please contact your broker or other nominee through which you held your ENF Shares for further information and assistance.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, has been included in this news release to provide information about the Company, including management’s assessment of future plans and operations of the Company. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, the delisting of the ENF shares.

Although the Company believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the satisfaction of all conditions to the delisting of the ENF shares and the application of ENF to cease to be a reporting issuer.

The Company’s forward-looking statements are subject to risks and uncertainties pertaining to the delisting of the ENF shares and the application of ENF to cease to be a reporting issuer. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and ENF’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Company assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 22% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past nine years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

ABOUT ENBRIDGE INCOME FUND HOLDINGS INC.

Enbridge Income Fund Holdings Inc., through its investment in the Fund, indirectly holds high quality, low-risk energy infrastructure assets. The Fund’s assets consist of a portfolio of Canadian liquids transportation and storage businesses, including the Canadian Mainline, the Regional Oil Sands System, the Canadian segment of the Southern Lights Pipeline, Class A units entitling the holder to receive defined cash flows from the United States segment of the Southern Lights Pipeline, a 50 percent interest in the Alliance Pipeline, which transports natural gas from Canada to the United States, and interests in more than 1,400 megawatts of renewable and alternative power generation assets. Enbridge Income Fund Holdings Inc. is a publicly traded corporation on the Toronto stock exchange under the symbol ENF; information about the Company is available on the Company’s website at www.enbridgeincomefund.com.

None of the information contained in, or connected to, the Company’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Jesse Semko	Nafeesa Kassam
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com